EXHIBIT 10.18

PROMISSORY NOTE

$185,090	Minneapolis, MN
June 10, 2004

FOR VALUE RECEIVED, PokerTek, LLC, a North Carolina limited liability company with its principal executive office located at 6207 Glynmoor Lakes Drive, Charlotte, North Carolina 28277 (“Maker”), hereby promises to pay to the order of World Poker Tour, LLC, a Delaware limited liability company with its principal executive office located at 1041 North Formosa Avenue, Formosa Building, Suite 99, West Hollywood, California 90046 (“Holder”), in lawful money of the United States of America, the principal sum of One Hundred Eighty-Five Thousand and Ninety Dollars ($185,090) (the “Principal Sum”) with interest thereon at a rate per annum equal to the lowest Applicable Federal Rate, compounded annually, on the unpaid balance of the Principal Sum. Said principal and interest shall be due on the earlier to occur of the fifth anniversary of the date of this Note, or upon an Event of Default, as defined below.

This Note is the Note referenced in Section 1.1 of that certain Amendment to Option Agreement dated as of the date hereof, to which Maker and Holder are parties (the “Amended Option Agreement”) and Article IB of that certain Securities Purchase Agreement dated as of the date hereof, to which Maker and Holder are parties (the “Securities Purchase Agreement”).

Payment. This Note may be prepaid in whole or in part at any time without payment of any prepayment penalty or fee. All payments and prepayments shall, at the option of the Holder, be applied first to any costs of collection, second to the payment of any interest then outstanding on the Note and third, to the payment of the principal balance of this Note.

Maker shall remain liable for the payment of this Note, including any charges payable hereunder, notwithstanding any extension or extensions of time for payment or any indulgence of any kind that Holder may grant to Maker.

If any payment under this Note shall become due on a Saturday, Sunday, or public holiday under the laws of the State of Delaware, such payment shall be made on the next succeeding business day.

No act or omission or commission of Holder, including specifically any failure to exercise any right, remedy or recourse, shall be deemed a waiver or release of same, such waiver or release to be effective only as set forth in a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing as a bar to or as a waiver or release of any subsequent right, remedy or recourse as to a subsequent event.

Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest and, in the event of default hereunder, Maker agrees to be liable for and to pay all costs of collection, including reasonable attorneys’ fees.

The payments due to Holder hereunder shall not be subject to any right of setoff claimed by Maker or any person assuming the obligations of Maker hereunder, which right of setoff is expressly waived.

Use of Proceeds. The Company covenants and agrees that it shall use the Principal Sum as follows: (i) until such time as the Company has received a bona fide purchase order for at least one of the Company’s automatic poker tables (the “Table” and the period of time until receipt of such purchase order shall be referred to herein as “Phase I”), the proceeds shall be used for development and testing of the Table and shall not be used to pay salaries or other amounts to any individual or entity (or any shareholder of such entity) who holds an equity interest in the Company (the “Insiders”); and (ii) except as otherwise set forth herein, after the conclusion of Phase I, the proceeds may be used for any legitimate business purpose including payments to Insiders. To the extent the Company makes any payments of principal and interest on amounts owed by the Company to Insiders in connection with obligations assumed by the Company from National Card Club Corporation (the “Assumed Debts”), the Company shall not make payments with respect to the Assumed Debts in excess of the cash amounts invested in or loaned to the Company after the date hereof by persons other than Buyer, unless Buyer consents in writing to the making of such payments by the Company.

Events of Default. The occurrence of any of the following events will be deemed an “Event of Default” under this Note: (a) the nonpayment, when due, of any principal, interest or other amount payable under this Note, or the failure of Maker to observe or perform any term hereof; or (b) Maker becomes insolvent or unable to pay debts as they mature, a petition for bankruptcy is filed voluntarily or involuntarily against Maker or Maker makes an assignment for the benefit of creditors, or any proceeding is instituted by Maker or against Maker by a party unaffiliated with Holder alleging that Maker is insolvent or unable to pay debts as they mature.

Upon the occurrence of an Event of Default: (a) Holder shall have the right, at Holder’s option and without demand or notice, to declare all or any part of the Note immediately due and payable; provided, however, that upon the occurrence of an Event of Default described in (b) above the Note shall automatically become due and payable immediately without demand of any kind; and (b) Maker agrees to be liable for and to pay all costs and expenses of Holder, including reasonable attorneys’ fees, in the collection of any of the Note or the enforcement of any of the Holder’s rights.

Invalidity of Particular Provisions. Maker and Holder agree that the unenforceability or invalidity of any provision or provisions of this Note shall not render any other provision or provisions herein contained unenforceable or invalid.

Successors or Assigns. Maker and Holder agree that all of the terms of this Note shall be binding on their respective successors and assigns, and that the term “Maker” and the term “Holder” as used herein shall be deemed to include, for all purposes, the respective successors and assigns, provided, however, that Maker may not assign or delegate its rights or obligations under this Note without the prior written consent of Holder.

Governing Law. The form and validity of this Note shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed wholly within Minnesota, without giving effect to conflicts of laws principles.

Captions. Captions in this Agreement are for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, Maker has caused this Note to be signed on the day and year first above written.

MAKER: POKERTEK, LLC By: National Card Club Corporation

By:	/s/ Gehrig H. White
Name:	Gehrig H. White
Title:	Chief Executive Officer